As filed with the Securities and Exchange Commission on May 16, 2005
Registration No. 333-123654

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

National Fuel Gas Company
(Exact name of registrant as specified in its charter)

New Jersey	13-1086010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
6363 Main Street
Williamsville, New York 14221
(716) 857-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PHILIP C. ACKERMAN Chairman of the Board, President and Chief Executive Officer 6363 Main Street Williamsville, New York 14221 (716) 857-7000	MICHAEL F. FITZPATRICK, JR., ESQ. DEWEY BALLANTINE LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000
(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
     Pursuant to Rule 429 under the Securities Act of 1933, the combined prospectus contained herein relates to an aggregate of 2,136,196 shares of National Fuel Gas Company common stock and common stock purchase rights, consisting of (a) 2,000,000 shares and purchase rights being registered hereby and (b) 136,196 shares and purchase rights that were previously registered under the registrant’s registration statement on Form S-3 (No. 333-85711) and remain unsold. This pre-effective amendment no. 1 to Form S-3 (No. 333-123654) constitutes a post-effective amendment no. 1 to the registrant’s registration statement on Form S-3 (No. 333-85711). Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. Upon effectiveness, this registration statement and registration statement No. 333-85711 will relate to an aggregate of 2,136,196 shares of National Fuel Gas Company common stock and common stock purchase rights.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. National Fuel Gas Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2005
PROSPECTUS
2,136,196 Shares
National Fuel Gas Company
Common Stock
Direct Stock Purchase and
Dividend Reinvestment Plan
        This prospectus relates to 2,136,196 shares of common stock, $1.00 par value, of National Fuel Gas Company. All of the shares being offered hereby will be sold pursuant to the National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan (the Plan). You should read this prospectus carefully before you invest.
      The price of the common stock will be based upon market prices prevailing at the time of sale. The Company’s common stock is listed on the New York Stock Exchange under the symbol “NFG.”
      If you are currently participating in the Plan, you will remain enrolled in the Plan, and you do not have to take any action unless you wish to make a change to your Plan account or terminate your participation.
      To the extent required by applicable law in certain jurisdictions, shares of common stock offered under the Plan to certain persons are offered only through a registered broker/ dealer in such jurisdictions.
      The Company’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221, and its telephone number is (716) 857-7000.
      You should carefully consider the Company Risk Factors starting at page 1 of this prospectus before investing in the Company.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

The Company
      National Fuel Gas Company is a diversified energy company registered under the Public Utility Holding Company Act of 1935. Its holdings include six reportable business segments: a utility segment, a pipeline and storage segment, an exploration and production segment, an international segment, an energy marketing segment, and a timber segment. National Fuel Gas Company was incorporated in New Jersey in 1902. References in this prospectus to “National Fuel” or the “Company” mean National Fuel Gas Company, National Fuel Gas Company and its subsidiaries, or National Fuel Gas Company’s subsidiaries, as appropriate in the context of the disclosure. Whenever this prospectus refers to “shares” or “stock,” it means National Fuel Gas Company’s common stock. National Fuel Gas Company’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221, and its telephone number is (716) 857-7000.
Purpose of the Plan
      The National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan (the Plan) promotes long-term ownership in National Fuel by offering:

•	A simple, cost-effective method for purchasing shares of National Fuel common stock.

•	A way to increase your holdings in National Fuel by reinvesting your cash dividends.

•	The opportunity to purchase additional shares by making optional cash investments.
      You do not have to be a current shareholder of National Fuel to participate in the Plan. You can purchase your first shares of National Fuel stock through the Plan by making an initial investment of $1,000 or more, which includes an enrollment fee of $15.
Company Risk Factors
      Investment in the Company involves certain risks. You should carefully consider the risks and uncertainties described below, the other information included in this prospectus and the information incorporated by reference in this prospectus before deciding to invest in the Company.

As a holding company, National Fuel depends on its operating subsidiaries to meet its financial obligations.
      National Fuel is a holding company with no significant assets other than the stock of its operating subsidiaries. In order to meet its financial needs, National Fuel relies exclusively on repayments of principal and interest on intercompany loans made by National Fuel to its operating subsidiaries and income from dividends and other cash flow from the subsidiaries. Such operating subsidiaries may not generate sufficient net income to pay upstream dividends or generate sufficient cash flow to make payments of principal or interest on such intercompany loans.

National Fuel is dependent on bank credit facilities and continued access to capital markets to successfully execute its operating strategies.
      In addition to its longer term debt that is issued to the public under its indentures, National Fuel has relied, and continues to rely, upon shorter term bank borrowings to finance the execution of a portion of its operating strategies. National Fuel is dependent on these capital sources to provide capital to its subsidiaries to allow them to acquire and develop their properties. The availability and cost of these credit sources is cyclical and these capital sources may not remain available to National Fuel or National Fuel may not be able to obtain money at a reasonable cost in the future. In addition, all of National Fuel’s bank loans are in the form of floating rate debt or debt that may have rates fixed for very short periods of time. At present, National Fuel has no active interest rate hedges in place to protect against interest rate fluctuations on bank debt other than at the project level of the Empire State Pipeline, where there is an interest rate collar on the approximate $36.8 million of project debt (at March 31, 2005). In addition, the interest rates on National Fuel’s bank loans are affected by its debt credit ratings published by Standard & Poor’s Ratings Service, Moody’s Investors Service and Fitch Ratings Service. A ratings downgrade could increase the interest cost of this debt and decrease future availability of money from banks and other sources. National Fuel believes it is important to maintain investment grade credit ratings to conduct its business.

National Fuel’s credit ratings may not reflect all the risks of an investment in its securities.
      National Fuel’s credit ratings are an independent assessment of its ability to pay its obligations. Consequently, real or anticipated changes in the Company’s credit ratings will generally affect the market value of the specific debt instruments that are rated, as well as the market value of the Company’s common stock. National Fuel’s credit ratings, however, may not reflect the potential impact on the value of its common stock of risks related to structural, market or other factors discussed in this prospectus.

National Fuel’s need to comply with comprehensive, complex, and sometimes unpredictable government regulations may increase its costs and limit its revenue growth, which may result in reduced earnings.
      While National Fuel generally refers to its utility segment and its pipeline and storage segment as its “regulated segments,” there are many governmental regulations that have an impact on almost every aspect of National Fuel’s businesses. Existing statutes and regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to the Company, which may affect its business in ways that the Company cannot predict.
      In its utility segment, the operations of National Fuel’s local distribution utility subsidiary are subject to the jurisdiction of the New York Public Service Commission (“NYPSC”) and the Pennsylvania Public Utility Commission (“PaPUC”). The NYPSC and the PaPUC, among other things, approve the rates that National Fuel may charge to its utility customers. Those approved rates also impact the returns that National Fuel’s utility may earn on the assets that are dedicated to those operations. If National Fuel is required in a rate proceeding to reduce the rates it charges its utility customers, or if National Fuel is unable to obtain approval for rate increases from these regulators, particularly when necessary to cover increased costs, National Fuel’s revenue growth will be limited and its earnings may decrease.
      In addition to their historical methods of utility regulation, both the PaPUC and NYPSC have sought to establish competitive markets in which customers may purchase supplies of gas from marketers, rather than from utility companies. In June, 1999, the Governor of Pennsylvania signed into law the Natural Gas Choice and Competition Act. The act revised the Public Utility Code relating to the restructuring of the nature gas industry. The purpose of the law was to permit consumer choice of natural gas suppliers. To a certain degree, the early programs instituted to comply with the Act have not been overly successful, and many residential customers currently continue to purchase natural gas from the utility companies. In New York, in August, 2004, the NYPSC issued its Statement of Policy on Further Steps Toward Competition in Retail Energy Markets. This policy statement has a similar goal of encouraging customer choice of alternative natural gas providers. These new forms of regulation may increase National Fuel’s cost of doing business, put an additional portion of its business at regulatory risk, and create uncertainty for the future, all of which may make it more difficult to manage National Fuel’s business profitably.
      In its pipeline and storage segment, National Fuel is subject to the jurisdiction of the Federal Energy Regulatory Commission with respect to National Fuel Gas Supply Corporation, a natural gas pipeline and storage company operating in New York and Pennsylvania, and to the jurisdiction of the NYPSC with respect to Empire State Pipeline, a natural gas pipeline company operating in New York. These regulatory commissions, among other things, approve the rates that National Fuel may charge to its natural gas transportation and storage customers. Those approved rates also impact the returns that National Fuel’s pipeline and storage segment may earn on the assets that are dedicated to those operations. If National Fuel is required in a rate proceeding to reduce the rates it charges its natural gas transportation and storage customers, or if National Fuel is unable to obtain approval for rate increases, particularly when necessary to cover increased costs, National Fuel’s revenue growth will be limited and its earnings may decrease.

National Fuel’s liquidity, and in certain circumstances, its earnings, could be adversely affected by the cost of purchasing natural gas during periods in which natural gas prices are rising significantly.
      Tariff rate schedules in each of the utility segment’s service territories contain purchased gas adjustment clauses which permit National Fuel to file with state regulators for rate adjustments to recover increases in the cost of purchased gas. Assuming those rate adjustments are granted, increases in the cost of purchased gas have no direct impact on profit margins. Nevertheless, increases in the cost of purchased gas affect cash flows and can therefore impact the amount or availability of National Fuel’s capital resources. National Fuel has issued commercial paper and used short-term borrowings in the past to temporarily finance storage inventories and purchased gas costs, and National Fuel expects to do so in the future.
      National Fuel is required to file an accounting reconciliation with the regulators in each of the utility segment’s service territories regarding the costs of purchased gas. Due to the nature of the regulatory process, there is a risk of a disallowance of full recovery of these costs during any period in which there has been a substantial upward spike in these costs. Any material disallowance of purchased gas costs could have a material adverse effect on cash flow and earnings. In addition, even when the Company is allowed full recovery of these purchased gas costs, during periods when natural gas prices are significantly higher than historical levels, customers may have trouble paying the resulting higher bills, and National Fuel’s bad debt expenses may increase and ultimately reduce earnings.

Uncertain economic conditions may affect National Fuel’s ability to finance capital expenditures and to refinance maturing debt.
      National Fuel’s ability to finance capital expenditures and to refinance maturing debt will depend upon general economic conditions in the capital markets. The direction in which interest rates may move is uncertain. Declining interest rates have generally been believed to be favorable to utilities, while rising interest rates are generally believed to be unfavorable, because of the levels of debt that utilities may have outstanding. In addition, National Fuel’s authorized rate of return in its regulated businesses is based upon certain assumptions regarding interest rates. If interest rates are lower than assumed rates, National Fuel’s authorized rate of return could be reduced. If interest rates are higher than assumed rates, National Fuel’s ability to earn its authorized rate of return may be adversely impacted.

Decreased oil and natural gas prices could adversely affect revenues, cash flows and profitability.
      National Fuel’s exploration and production operations are materially dependent on prices received for its oil and natural gas production. Both short-term and long-term price trends affect the economics of exploring for, developing, producing, gathering and processing oil and natural gas. Oil and natural gas prices can be volatile and can be affected by: weather conditions; the supply and price of foreign oil and natural gas; the level of consumer product demand; national and worldwide economic conditions; political conditions in foreign countries; the price and availability of alternative fuels; the proximity to, and availability of capacity on, transportation facilities; regional levels of supply and demand; energy conservation measures; and government regulations, such as regulation of natural gas transportation, royalties, and price controls. National Fuel sells most of its oil and natural gas at current market prices rather than through fixed-price contracts, although as discussed below, National Fuel frequently hedges the price of a significant portion of its future production in the financial markets. The prices National Fuel receives depend upon factors beyond National Fuel’s control, which include: weather conditions; the supply and price of foreign oil and natural gas; the level of consumer product demand; worldwide economic conditions, including economic disruptions caused by terrorist activities or acts of war; political conditions in foreign countries; the price and availability of alternative fuels; the proximity to and capacity of transportation facilities; worldwide energy conservation measures; and government regulations, such as regulation of natural gas transportation and price controls. National Fuel believes that any prolonged reduction in oil and natural gas prices would restrict its ability to continue the level of activity National Fuel otherwise would pursue, which could have a material adverse effect on its revenues, cash flows and results of operations.

National Fuel has significant transactions involving price hedging of its oil and natural gas production.
      In order to protect itself to some extent against unusual price volatility and to lock in fixed pricing on oil and natural gas production for certain periods of time, National Fuel periodically enters into commodity price derivatives contracts (hedging arrangements) with respect to a portion of its expected production. These contracts may at any time cover as much as 70% of National Fuel’s expected energy production during the upcoming 12 month period. These contracts reduce exposure to subsequent price drops but can also limit National Fuel’s ability to benefit from increases in commodity prices. In addition, under the applicable accounting rules, such hedging arrangements are subject to quarterly effectiveness tests. Inherent within those effectiveness tests are assumptions concerning the long-term price differential between different types of crude oil. Depending on market conditions for crude oil, it is possible that certain of those assumptions may change in the future, and, depending on the magnitude of any such changes, it is possible that a portion of the Company’s hedges may no longer be considered highly effective. In that case, gains or losses from the ineffective derivative financial instruments would be marked-to-market on the income statement without regard to an underlying physical transaction. Gains would occur to the extent that hedge prices exceed market prices, and losses would occur to the extent that market prices exceed hedge prices. Use of energy commodity price hedges also exposes National Fuel to the risk of non-performance by a contract counterparty. National Fuel carefully evaluates the financial strength of all contract counterparties but these parties might not be able to perform their obligations under the hedge arrangements. It is National Fuel’s policy that the use of commodity derivatives contracts be strictly confined to the price hedging of existing and forecast production, and National Fuel maintains a system of internal controls to monitor compliance with its policy. However, unauthorized speculative trades could occur that may expose National Fuel to substantial losses to cover positions in these contracts.

You should not place undue reliance on reserve information because such information represents estimates.
      The registration statement to which this prospectus relates contains estimates of National Fuel’s proved oil and natural gas reserves and the future net cash flows from those reserves that were prepared by National Fuel’s petroleum engineers and reviewed by independent petroleum engineers. Petroleum engineers consider many factors and make assumptions in estimating National Fuel’s oil and natural gas reserves and future net cash flows. These factors include: historical production from the area compared with production from other producing areas; the assumed effect of governmental regulation; and assumptions concerning oil and natural gas prices, production and development costs, severance and excise taxes, and capital expenditures. Lower oil and natural gas prices generally cause lower estimates of proved reserves. Estimates of reserves and expected future cash flows prepared by different engineers, or by the same engineers at different times, may differ substantially. Ultimately, actual production, revenues and expenditures relating to National Fuel’s reserves will vary from any estimates, and these variations may be material. Accordingly, the accuracy of National Fuel’s reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. If conditions remain constant, then National Fuel is reasonably certain that its reserve estimates represent economically recoverable oil and natural gas reserves and future net cash flows. If conditions change in the future, then subsequent reserve estimates may be revised accordingly. You should not assume that the present value of future net cash flows from National Fuel’s proved reserves is the current market value of National Fuel’s estimated oil and natural gas reserves. In accordance with Securities and Exchange Commission (SEC) requirements, National Fuel bases the estimated discounted future net cash flows from its proved reserves on prices and costs as of the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate. Any significant price changes will have a material effect on the present value of National Fuel’s reserves. Petroleum engineering is a subjective process of estimating underground accumulations of natural gas and other hydrocarbons that cannot be measured in an exact manner. The process of estimating oil and natural gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Future economic and operating conditions are uncertain, and changes in those conditions could cause a revision to National Fuel’s future reserve estimates. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, and the assumed effects of regulations by governmental agencies. Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves: the quantities of oil and natural gas that are ultimately recovered, the timing of the recovery of oil and natural gas reserves, the production and operating costs incurred, the amount and timing of future development expenditures, and the price received for the production.

The amount and timing of actual future oil and natural gas production and the cost of drilling are difficult to predict and may vary significantly from reserves and production estimates, which may reduce National Fuel’s earnings.
      There are many risks in developing oil and natural gas, including numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures. The future success of National Fuel’s exploration and production segment depends on its ability to develop additional oil and natural gas reserves that are economically recoverable, and its failure to do so may reduce National Fuel’s earnings. The total and timing of actual future production may vary significantly from reserves and production estimates. National Fuel’s drilling of development wells can involve significant risks, including those related to timing, success rates, and cost overruns, and these risks can be affected by lease and rig availability, geology, and other factors. Drilling for natural gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements, and shortages or delays in the delivery of equipment and services can delay drilling operations or result in their cancellation. The cost of drilling, completing, and operating wells is often uncertain, and new wells may not be productive or National Fuel may not recover all or any portion of its investment. Without continued successful exploitation or acquisition activities, National Fuel’s reserves and revenues will decline as a result of its current reserves being depleted by production. National Fuel cannot assure you that it will be able to find or acquire additional reserves at acceptable costs.

Financial accounting requirements regarding exploration and production activities may affect National Fuel’s profitability.
      National Fuel accounts for its exploration and production activities under the full-cost method of accounting. Each quarter, on a country-by-country basis, National Fuel must compare the level of its unamortized investment in oil and natural gas properties to the present value of the future net revenue projected to be recovered from those properties according to methods prescribed by the SEC. If, at the end of any quarter, the amount of the unamortized investment exceeds the net present value of the projected future revenues, such investment may be considered to be “impaired,” and the full-cost accounting rules require that the investment must be written down to the calculated net present value. Such an instance, if it were to occur, would require National Fuel to recognize an immediate expense in that quarter, and its earnings would be reduced. Because of the variability in National Fuel’s investment in oil and natural gas properties and the volatile nature of commodity prices, National Fuel cannot predict if, or when, it may be affected by such an impairment calculation.

Environmental regulation significantly affects National Fuel’s business.
      National Fuel’s business operations are subject to federal, state, and local laws and regulations (including those of the Czech Republic and Canada) relating to environmental protection. These laws and regulations concern the generation, storage, transportation, disposal or discharge of contaminants into the environment and the general protection of public health, natural resources, wildlife and the environment. Costs of compliance and liabilities could negatively affect National Fuel’s results of operations, financial condition and cash flows. In addition, compliance with environmental laws and regulations could require unexpected capital expenditures at National Fuel’s facilities. Because the costs of complying with environmental regulations are significant, additional regulation could negatively affect National Fuel’s business. Although National Fuel cannot predict the impact of the interpretation or enforcement of Environmental Protection Agency standards or other federal, state and local regulations, National Fuel’s costs could increase if environmental laws and regulations become more strict.

The nature of National Fuel’s operations presents inherent risks of loss that could adversely affect its results of operations, financial condition and cash flows.
      National Fuel’s operations are subject to inherent hazards and risks such as: fires; natural disasters; explosions; formations with abnormal pressures; blowouts; collapses of wellbore casing or other tubulars; pipeline ruptures; spills; and other hazards and risks that may cause personal injury, death, property damage or business interruption losses. Additionally, the Company’s facilities, machinery, and equipment may be subject to sabotage. Any of these events could cause a loss of hydrocarbons, environment pollution, personal injury or death claims, damage to the Company’s properties or damage to the properties of others. As protection against operational hazards, National Fuel maintains insurance coverage against some, but not all, potential losses. In addition, many of the agreements that the Company executes with contractors provide for the division of responsibilities between the contractor and the Company, and the Company seeks to obtain an indemnification from the contractor for certain of these risks. The Company is not always able, however, to secure written agreements with its contractors that contain indemnification, and sometimes the Company is required to indemnify others. Insurance or indemnification agreements when obtained may not adequately protect the Company against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, the failure of a contractor to meet its indemnification obligations, or the failure of an insurance company to pay valid claims could result in substantial losses to the Company. In addition, insurance may not be available, or if available may not be adequate, to cover any or all of these risks. It is also possible that insurance premiums or other costs may rise significantly in the future, so as to make such insurance prohibitively expensive. Furthermore, such hazards, risks, insurance and indemnification may subject the Company to litigation or administrative proceedings from time to time. Such litigation or proceedings could result in substantial monetary judgments, fines or penalties against the Company or be resolved on unfavorable terms, the result of which could have a material adverse effect on the Company’s results of operations, financial condition and cash flows.

National Fuel may be adversely affected by economic conditions.
      Periods of slowed economic activity generally result in decreased energy consumption, particularly by industrial and large commercial companies. As a consequence, national or regional recessions or other downturns in economic activity could adversely affect National Fuel’s revenues and cash flows or restrict its future growth. Economic conditions in National Fuel’s utility service territories also impact its collections of accounts receivable.
Forward-Looking Statements
      The Company is including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus, including, without limitation, those which are designated with an asterisk (“*”) and those which are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,”

“predicts,” “projects,” and similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995 and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on various assumptions, many of which are based, in turn, upon further assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including, without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. In addition to the Company Risk Factors starting at page 1 of this prospectus and other matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements:

1. changes in economic conditions, including economic disruptions caused by terrorist activities or acts of war;

2. changes in demographic patterns and weather conditions, including the occurrence of severe weather;

3. changes in the price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of derivative financial instruments or the Company’s natural gas and oil reserves;

4. changes in the availability and/or price of derivative financial instruments;

5. changes in the availability and/or price of natural gas, oil and coal;

6. inability to obtain new customers or retain existing ones;

7. significant changes in competitive factors affecting the Company;

8. governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, rate cases (which address, among other things, allowed rates of return, rate design and retained natural gas), affiliate relationships, industry structure, franchise renewal, and environmental/safety requirements;

9. unanticipated impacts of restructuring initiatives in the natural gas and electric industries;

10. significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs;

11. the nature and projected profitability of pending and potential projects and other investments;

12. occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments;

13. uncertainty of oil and natural gas reserve estimates;

14. ability to successfully identify and finance acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties;

15. ability to successfully identify, drill for and produce economically viable natural gas and oil reserves;

16. significant changes from expectations in the Company’s actual production levels for natural gas or oil;

17. inability of the various counterparties to meet their obligations with respect to the Company’s financial instruments;

18. regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes;

19. significant changes in tax rates or policies or in rates of inflation or interest;

20. significant changes in the Company’s relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur;

21. changes in accounting principles or the application of such principles to the Company;

22. changes in laws and regulations to which the Company is subject, including tax, environmental, safety and employment laws and regulations;

23. the cost and effects of legal and administrative claims against the Company;

24. changes in actuarial assumptions and the return on assets with respect to the Company’s retirement plan and post-retirement benefit plans;

25. increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits; or

26. increasing costs of insurance, changes in coverage and the ability to obtain insurance.
Summary of the Plan
      Enrollment: New shareholders can join the Plan by submitting a completed enrollment form and making an initial investment of at least $1,000, which includes an enrollment fee of $15. Existing National Fuel shareholders who are not currently enrolled in the Plan can participate by submitting a completed enrollment form. If your shares are held in a brokerage account, you may participate directly by registering some or all of your shares in your name. The $15 enrollment fee does not apply to existing shareholders joining the Plan.
      Reinvestment of Dividends: You can reinvest all or a portion of your cash dividends toward the purchase of additional shares of National Fuel stock without paying brokerage commission charges. In the alternative, you can have your cash dividends paid to you by check mailed to your address, or by automatic deposit to your bank account.
      Optional Cash Investments: After you are enrolled in the Plan, you can buy additional shares of National Fuel stock without paying brokerage commission charges. You can invest a minimum of $100 at any one time, up to $120,000 in the aggregate per calendar year. You can pay by check or have your payment automatically withdrawn from your bank account.
      Full Investment: Full investment of your dividends is possible because the Company will credit your account with both whole and fractional shares. National Fuel pays dividends on both whole shares and fractional shares.
      Safekeeping of Certificates: You can deposit your National Fuel stock certificates with the Plan Administrator (as defined below) for safekeeping at no cost to you.
      Transfer of Shares: You can transfer your National Fuel shares to others.
      Sell Shares Conveniently: You can sell National Fuel stock out of your Plan account.
      Brokerage Commission Charges:

Purchases: You will not pay brokerage commission charges on your initial investment, reinvestment of dividends or optional cash investments. If shares are purchased in the open market to effect these investments, National Fuel will pay the brokerage commission charges, which must and will be reported to you and the U.S. Internal Revenue Service (IRS) as your taxable income. If shares are purchased directly from National Fuel to effect these investments, there will be no brokerage commission charges. National Fuel determines whether shares needed to meet the requirements of the Plan will be purchased in the open market or issued directly by National Fuel from authorized but unissued shares or treasury shares. National Fuel may change the source of shares from time to time in its sole discretion. (See “Purchase of Shares for the Plan” on page 11.)

Sales: You will pay brokerage commission charges, which are currently $0.12 per share, on sales of shares from your Plan account. You will also pay a sales transaction fee, which is currently $15, on each sale transaction.

      Tracking Your Investment: You will receive a statement or a notification after each transaction you make. Statements provide the details of the transaction and show the share balance in your Plan account.
Administrator of the Plan
      National Fuel has designated The Bank of New York as administrator of the Plan (the Plan Administrator) and as agent for the participants. The Bank of New York also is the transfer agent for National Fuel’s common stock.
      The Plan Administrator will keep and maintain Plan records, serve as custodian for shares held in the Plan, send statements and perform other duties required by the Plan. The Plan Administrator may be contacted as follows:

For information about the Plan:
Call the Plan Administrator:
(800) 648-8166
Outside the United States call collect:
(610) 312-5303
Internet:
www.stockbny.com
E-mail:
shareowners@bankofny.com

Send Optional Cash Investments to:
The Bank of New York
Dividend Reinvestment
P.O. Box 1958
Newark, NJ 07101-7924
      Make check payable to “National Fuel Gas Company” in U.S. dollars. The check must be drawn on a U.S. bank. Money orders, travelers’ checks, third-party checks and cash will not be accepted. To facilitate processing of your investment, please use the transaction stub located on the bottom of your statement or contact the Plan Administrator for the appropriate form.

All other notices and correspondence should be sent to:

The Bank of New York
Shareholder Relations
P.O. Box 11258
New York, NY 10286-1258
Please include your daytime phone number.
Enrollment
      You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. National Fuel reserves the right to terminate participation of any shareholder and to refuse Plan participation to any person if it deems it advisable under any foreign laws or regulations.

      If you do not currently own any National Fuel stock, you can join the Plan by making an initial investment of at least $1,000, but not more than $120,000. You can get started in the Plan by returning a completed enrollment form to the Plan Administrator along with your check payable to “National Fuel Gas Company.” A $15 enrollment fee will be deducted from your initial investment. The Plan Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement mailed to you. (See “Purchase of Shares for the Plan” on page 11.)
      If you already own National Fuel stock and the shares are registered in your name, you may join the Plan by returning a completed enrollment form to the Plan Administrator. If you currently participate in the Plan, you need not take any other action unless you want to make a change to your Plan account or terminate your participation.
      If your shares are held in a brokerage, bank or other intermediary account, and you wish to deposit some or all of those shares in the Plan, you should direct your broker, bank, or trustee to register such shares directly in your name. You can then get started in the Plan by returning a completed enrollment form to the Plan Administrator.
Investment Options
      Once enrolled in the Plan, you have the following choices:
      Dividend Reinvestment: You can choose to reinvest all or a portion of the regular cash dividends paid on your shares held in the Plan toward the purchase of additional shares of National Fuel stock. You can change your dividend reinvestment election at any time by notifying the Plan Administrator. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend (the record date is normally 15 to 17 days prior to the payment date).
      If you elect to reinvest your dividends, you must choose one of the following when completing the dividend reinvestment section of the enrollment form:

Full Dividend Reinvestment: Purchase additional shares by reinvesting all of your cash dividends.

Partial Dividend Reinvestment: If you choose to reinvest less than all of your dividends you must specify the number or percentage of your shares on which you want the dividends reinvested. You will receive the dividends on the remaining shares, either by check mailed to your address or by direct deposit into your bank account as described below.
      Cash Dividends: You may, of course, choose not to reinvest any of your dividends, in which case the Plan Administrator will remit all dividends to you.
      Deposit Cash Dividends Electronically: If you choose partial dividend reinvestment or no dividend reinvestment, you can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. Please contact the Plan Administrator for the proper form. Direct deposit instructions will be acted upon as soon as practicable after they are received. You can change your designated bank account for direct deposit or discontinue this feature by notifying the Plan Administrator.
      Optional Cash Investments: You can purchase additional shares of National Fuel stock by using the Plan’s optional cash investment feature. You must invest at least $100 at any one time, but you cannot invest more than $120,000 in a calendar year. Interest will not be paid on amounts held pending investment.

By Check: You may make optional cash investments by sending to the Plan Administrator a check payable to “National Fuel Gas Company.” The check must be in U.S. dollars and must be drawn on a U.S. bank. Do not send money orders, travelers’ checks, third-party checks or cash. To facilitate processing of your investment, please use the transaction stub located on the bottom of your statement or contact the Plan Administrator for the appropriate form.

By Automatic Withdrawal from your Bank Account: If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your bank account. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account on the 25th day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on the preceding business day. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must notify the Plan Administrator in writing if there is any change in information relating to your authorized monthly deductions or if you wish to terminate automatic withdrawal.
      In the event that your optional cash investment check is returned unpaid for any reason, or your designated bank account for automatic withdrawal does not have sufficient funds for your authorized monthly deduction, the Plan Administrator will immediately remove from your account shares which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance. In addition, you will be charged a fee of $25 for any returned check or failed automatic withdrawal. The Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full this fee.
Purchase of Shares for the Plan
      Purchase Intervals: The Plan Administrator will make arrangements to use initial and optional cash investments to purchase National Fuel shares as promptly as practical, but at least once each week. The Plan Administrator will use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days.
      Source and Pricing of Shares:

Source of Shares: Stock needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by National Fuel from authorized but unissued shares or treasury shares, as determined by National Fuel. National Fuel may change the source of shares from time to time in its sole discretion.

Shares Purchased in the Open Market: If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased to satisfy Plan requirements. All fractional shares are calculated to four decimals and are credited to your account. Open market purchases will usually be made through a broker affiliated with The Bank of New York. National Fuel will pay applicable brokerage commission charges on open market purchases. These brokerage commission charges must and will be reported to you and the IRS as your taxable income.

Shares Purchased from National Fuel: If the shares are purchased directly from National Fuel, your price per share for initial and optional cash investments will be the average of the daily high and low sale prices quoted on the New York Stock Exchange (NYSE) Composite Transactions listing for the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted on the NYSE Composite Transactions listing for the three-day period beginning on the last business day before the dividend payment date and ending on the first business day after the dividend payment date. If there is no trading of National Fuel stock on the NYSE for a substantial period of time during the pricing period, then the price per share will be determined by National Fuel on the basis of such market quotations as it considers appropriate. There are no brokerage commission charges on shares purchased directly from National Fuel.

Use of Proceeds: Proceeds from the sale of shares purchased from National Fuel, if any, will be used by National Fuel for general corporate purposes.

      Timing and Control: Because the Plan Administrator will arrange for the purchase of shares on behalf of the Plan, neither National Fuel nor any participant in the Plan has the authority or power to control either the timing or (except as stated above with respect to a substantial period of time in which there is no trading of National Fuel stock on the NYSE) pricing of shares purchased. Similarly, neither National Fuel nor any participant in the Plan may control the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuation in the price of National Fuel stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of National Fuel stock could go up or down before the Plan Administrator purchases stock with your funds. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.
Sale of Shares for the Plan
      You can sell any number of shares held in your Plan account by notifying the Plan Administrator as described below. The Plan Administrator will arrange for sales to be made at least weekly. Sales may be made more frequently if volume warrants. Sales will usually be made through a broker affiliated with The Bank of New York. The sale price will be the weighted average price of all shares sold for Plan participants on the trade date or dates. You will receive the proceeds of the sale less a sales transaction fee which is currently $15, brokerage commission charges which are currently $0.12 per share, and any required tax withholdings. If the proceeds of the sale do not exceed the sum of the sales transaction fee, brokerage commission charges and any required tax withholdings, you will not receive any part of the proceeds.
      Methods of Sale: You can notify the Plan Administrator to sell any number of shares held in your Plan account by one of the following methods:

Sale Orders via Interactive Voice Response System: You may instruct the Plan Administrator to sell by placing a sale order via the Interactive Voice Response system. To place a sale order, call (800) 648-8166, the Plan Administrator’s toll-free number, with your instructions. Simply enter your social security number or taxpayer identification number at the prompt, select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your account number.

Sale Orders via Internet: You may instruct the Plan Administrator to sell by placing a sale order via the Internet. To place a sale order, you will first need to request a Personal Identification Number by visiting the Plan Administrator’s website at www.stockbny.com.

Sale Orders via Mail: You may instruct the Plan Administrator to sell by completing and signing the tear-off portion of your account statement and mailing the instructions to the Plan Administrator. If there is more than one name or owner on the Plan account, all participants must sign the tear-off portion of the account statement.
      Please note that the Company reserves the right to instruct the Plan Administrator, in the event your total holdings fall below one share, to liquidate the fractional share, remit the proceeds to you, less applicable fees, and close your Plan account.
      Timing and Control: Because the Plan Administrator will sell the shares on behalf of the Plan, neither National Fuel nor any participant in the Plan has the authority or power to control either the timing or (except as stated above with respect to a substantial period of time in which there is no trading of National Fuel stock on the NYSE) pricing of shares sold. Similarly, neither National Fuel nor any participant in the Plan may control the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuation in the price of National Fuel stock. That is, if you send in a request to sell shares, it is possible that the market price of National Fuel stock could go down or up before the Plan Administrator sells your shares. In addition, you will not earn interest on funds received in a sales transaction during the period between the sale and the date the funds are remitted to you.

Safekeeping of Your Stock Certificates in Book Entry Form
      Shares of National Fuel stock that you buy under the Plan will be maintained in your Plan account for safekeeping in book entry form. In addition, any National Fuel shareholder may use the Plan’s “safekeeping” service to deposit their National Fuel stock certificates into the Plan at no cost. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you have the option of receiving cash dividends, reinvesting your dividends or taking advantage of the sale of shares feature of the Plan. Certificates will be issued only upon written request to the Plan Administrator. (See “Issuance of Certificates” on page 13.)
      To use the safekeeping service, send your certificates to the Plan Administrator by registered mail, insured, with written instructions to deposit them in safekeeping. Do not endorse the certificates or complete the assignment section.
Transfer of Shares
      You can transfer National Fuel shares from your account to an existing shareholder in the Plan or to a new participant in the Plan, subject to the recipient’s $120,000 per calendar year aggregate investment limitation. In the case of an existing shareholder in the Plan, the Plan Administrator must receive a written acknowledgement signed by the existing shareholder, and in the case of a new participant in the Plan, the Plan Administrator must receive an enrollment form signed by the new participant. Your signature authorizing the transfer must be guaranteed by a financial institution participating in the Securities Transfer Agents Medallion Program (STAMP), or in such other signature guarantee program as the Plan Administrator may determine in addition to, or in substitution for, STAMP. STAMP and other signature guarantee programs ensure that the individual signing the transfer authorization is in fact the registered owner as it appears on the records of the Plan Administrator.
      In addition to making transfers, you may:

•	Make an initial $1,000 cash investment to establish an account for another person (provided that the Plan Administrator receives an enrollment form signed by such person); or

•	Submit an optional cash investment on behalf of an existing participant in the Plan in an amount not less than $100 (provided that the Plan Administrator receives a written acknowledgement signed by the existing participant, and provided further that the aggregate investments in the existing participant’s Plan account do not exceed $120,000 per year).
      If you need additional assistance, please call the Plan Administrator at (800) 648-8166.
Issuance of Certificates
      A certificate for your shares will be sent to you, free of charge, upon written request to the Plan Administrator. In addition, you can withdraw all or some of the shares from your Plan account by notifying the Plan Administrator.
      Certificates will be issued for whole shares only. In the event your request involves a fractional share, the fractional share will be sold, and you will receive a check for the net proceeds of the sale (less applicable fees). You should receive your certificate within two to three weeks of mailing your request. You should not sell your shares until you have the certificate in your hands, so that you can deliver the certificate to your buyer within the legally required time (about three days).
      Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is issued in a name other than your Plan account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in STAMP, as described previously.

Plan Service Fees

Enrollment Fee for New Investors	$15.00 per account enrollment
Initial Purchase of Shares	No Charge	*
Sale of Shares (partial or full)
Transaction Fee	currently $15.00 per sale transaction
Brokerage Commission Charge	currently $0.12 per share
Reinvestment of Dividends	No Charge	*
Optional Cash Investments via Check or Automatic Investment	No Charge	*
Transfer of Shares	No Charge
Safekeeping of Stock Certificates	No Charge
Certificate Issuance	No Charge
Returned Checks (insufficient funds, etc.)	$25.00 per check
Duplicate Statements
Current year	No Charge
Prior year(s)	$20.00 fee per statement request

*	Where shares are purchased in the open market to effect initial investments, dividend reinvestments or optional cash investments, National Fuel will pay applicable brokerage commission charges. These brokerage commission charges must and will be reported to you and the IRS as your taxable income.
      The Plan Administrator will deduct the applicable fees from either the initial investment or proceeds from a sale.
Tracking Your Investments
      If you participate in dividend reinvestment, the Plan Administrator will mail you a quarterly statement showing all transactions (shares, amounts invested, purchase prices) for your account including year-to-date and other account information. Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.
      If you do not participate in dividend reinvestment, the Plan Administrator will mail you a statement or notice confirming any transactions you make.
      Please retain your statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.
      You should notify the Plan Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.
U.S. Federal Income Tax Information
      The following summary is based upon interpretations of current federal tax law. It is important for you to consult your own tax advisers to determine particular tax consequences, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. If you reside outside the United States, income tax consequences will vary depending upon the jurisdiction in which you reside.
      Cash dividends received under the Plan will be taxable as having been received by you even if you reinvest them and do not actually receive them in cash. If you reinvest dividends, your quarterly statement from the Plan Administrator will indicate the amount of gross dividends paid, which is reported to the IRS as dividend income, and the amount of net dividends reinvested (after payment of any service fees and withholding of any income taxes). The statement will also reflect any brokerage commission charges paid by National Fuel on your behalf for purchases of shares.

      The amount of the gross cash dividends received by you will be taxable as a dividend to the extent of National Fuel’s current or accumulated earnings and profits. To the extent the distribution is in excess of National Fuel’s current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of its shares.
      Shares acquired through the reinvestment of dividends under the Plan will have a tax basis equal to the amount of the net cash dividends reinvested in such shares plus the amount of any brokerage commissions paid on your behalf.
      You will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.
      The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional shares and the tax basis thereof.
      If you fail to provide certain federal income tax certifications in the manner required by law, dividends, proceeds from the sale of fractional shares and proceeds from the sale of shares held for your account will be subject to federal income tax withholding at the applicable rate. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.
      If you are a foreign shareholder, your dividends are subject to federal income tax withholding at the treaty rate. If applicable, the appropriate amount will be withheld and the balance in shares will be credited to your account.
Description of Common Stock
      The following description of National Fuel’s common stock is a summary and is qualified by reference to the terms and provisions of National Fuel’s Restated Certificate of Incorporation, as amended (Restated Certificate of Incorporation), its By-Laws, and the Amended and Restated Rights Agreement between National Fuel and HSBC Bank USA, as supplemented by a Certificate of Adjustment dated September 7, 2001 (Rights Agreement), which are filed as exhibits to the registration statement to which this prospectus relates and incorporated herein by reference. Reference is also made to the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National Fuel and The Bank of New York, as trustee. (The 1974 Indenture includes a limitation on the payment of dividends, as described below under “Dividend Rights.” The Company’s other indenture, dated as of October 1, 1999, between National Fuel and The Bank of New York, contains no such limitation.)
      No shares of preferred stock of National Fuel are currently outstanding. However, the Board of Directors of National Fuel has the ability to issue one or more series of preferred stock from time to time. The actual effect of the preferred stock upon the rights of the holders of National Fuel’s common stock will not be known until National Fuel’s Board of Directors determines the respective rights of the holders of one or more series of preferred stock. Such effects, however, might include: (a) restrictions on dividends on National Fuel’s common stock if dividends on the preferred stock are in arrears; (b) dilution of the voting power of National Fuel’s common stock; (c) restrictions on the rights of the holders of National Fuel’s common stock to share in National Fuel’s assets upon liquidation due to satisfaction of any liquidation preference granted to the preferred stock; and (d) dilution of rights of holders of National Fuel’s common stock to share in National Fuel’s assets upon liquidation if the preferred stock is participating with respect to distributions upon such liquidation.
      Dividend Rights: The holders of common stock are entitled to receive dividends as declared by the Board of Directors, out of funds legally available for the purpose and subject to a limitation in the 1974 Indenture. The 1974 Indenture prohibits the payment of cash dividends on, and the purchase or redemption of, common stock if the cumulative dividends on and amounts paid for purchase or redemption of common or preferred stock since December 31, 1967 exceed or would exceed consolidated net income available for dividends for that same period plus $10 million plus any additional amount authorized or approved, upon application of National Fuel, by the SEC.
      The Board of Directors’ ability to declare dividends on common stock may also be limited by the rights and preferences of certain series of preferred stock, which may be issued from time to time, and by the terms of instruments defining the rights of holders of outstanding indebtedness of National Fuel.
      Voting Rights and Classification of the Board of Directors: The holders of common stock are entitled to one vote per share. The affirmative vote of the majority of the votes cast by the holders of the common stock is required for the merger or consolidation of National Fuel or for the sale of substantially all of its assets. The Board of Directors is divided into three classes, each with, as nearly as possible, an equal number of directors.
      Liquidation Rights: Upon any dissolution, liquidation or winding up of National Fuel, the holders of common stock are entitled to receive pro rata all of National Fuel’s assets and funds remaining after payment of or provision for creditors and subject to the rights and preferences of each series of preferred stock.
      Preemptive Rights: Holders of common stock and any series of preferred stock that may be issued have no preemptive right to purchase or subscribe for any shares of capital stock of National Fuel.
      Common Stock Purchase Rights: The holders of the common stock have one right for each of their shares. Each right, which will initially be evidenced by the common stock certificates representing the outstanding shares of common stock, entitles the holder to purchase one-half of one share of common stock at a purchase price of $65.00 per share, being $32.50 per half share, subject to adjustment (Purchase Price).
      The rights become exercisable upon the occurrence of a distribution date. At any time following a distribution date, each holder of a right may exercise its right to receive common stock (or, under certain circumstances, other property of National Fuel) having a value equal to two times the Purchase Price of the right then in effect. However, the rights are subject to redemption or exchange by National Fuel prior to their exercise as described below.
      A distribution date would occur upon the earlier of:

•	ten days after the public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of National Fuel’s common stock or other voting stock having 10% or more of the total voting power of National Fuel’s common stock and other voting stock; and

•	ten days after the commencement or announcement by a person or group of an intention to make a tender or exchange offer that would result in that person acquiring, or obtaining the right to acquire, beneficial ownership of National Fuel’s common stock or other voting stock having 10% or more of the total voting power of National Fuel’s common stock and other voting stock.
      In certain situations after a person or group has acquired beneficial ownership of 10% or more of the total voting power of National Fuel’s stock as described above, each holder of a right will have the right to exercise its rights to receive common stock of the acquiring company having a value equal to two times the Purchase Price of the right then in effect. These situations would arise if National Fuel is acquired in a merger or other business combination or if 50% or more of National Fuel’s assets or earning power are sold or transferred.
      At any time prior to the end of business on the tenth day following the announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the total voting power of National Fuel, National Fuel may redeem the rights in whole, but not in part, at a price of $.005 per right, payable in cash, stock or other assets. A decision to redeem the rights requires the vote of 75% of National Fuel’s full Board of Directors. Also, at any time following the announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the total voting power of National Fuel, 75% of National Fuel’s full Board of Directors may vote to exchange the rights, in whole or in part, at an exchange rate of one share of common stock, or other property deemed to have the same value, per right, subject to certain adjustments.
      After a distribution date, rights that are owned by an acquiring person will be null and void. Upon exercise of the rights, National Fuel may need additional regulatory approvals to satisfy the requirements of the Rights Agreement. The rights will expire on July 31, 2008, unless they are exchanged or redeemed earlier than that date.
      The rights have anti-takeover effects because they will cause substantial dilution of the common stock if a person attempts to acquire National Fuel on terms not approved by the Board of Directors.
      Business Combinations: National Fuel’s Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other business combination by National Fuel or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of 5% or more of National Fuel’s outstanding common stock (substantial stockholder) or with an affiliate of any substantial stockholder. The term substantial stockholder does not include National Fuel, any of its subsidiaries, or any trustee holding common stock of National Fuel for the benefit of the employees of National Fuel or any of its subsidiaries pursuant to one or more employee benefit plans or arrangements. The conditions, which are in addition to those otherwise required by law, prescribe the minimum amount per share that must be paid to holders of common stock and the form of consideration paid, and require that the holders of common stock be furnished certain information about the business combination prior to voting on it. A business combination, as defined in the Restated Certificate of Incorporation, generally means any of the following transactions:

•	a merger, consolidation or share exchange;

•	a sale, lease, exchange or other disposition of any assets in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National Fuel in accordance with provisions of the Restated Certificate of Incorporation;

•	the issuance or transfer of securities in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National Fuel in accordance with provisions of the Restated Certificate of Incorporation;

•	the adoption of a plan of liquidation or dissolution of National Fuel; or

•	any reclassification of securities, recapitalization or reorganization that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of National Fuel that is owned by any substantial stockholder or by any affiliate of a substantial stockholder.
      The approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of preferred stock, the approval of a majority of the entire Board, is required to amend or repeal the classified board or business combination provisions contained in the Restated Certificate of Incorporation.
      Listing: The common stock is, and will be, listed on the New York Stock Exchange.
      Transfer Agent and Registrar: The transfer agent and registrar for the common stock is The Bank of New York.
Miscellaneous
      Available Information/ Incorporation of Documents by Reference: National Fuel files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information National Fuel files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including National Fuel. National Fuel also maintains an Internet site (http://www.nationalfuelgas.com). Information contained on National Fuel’s Internet site does not constitute part of this prospectus.
      The SEC allows National Fuel to “incorporate by reference” the information that National Fuel files with the SEC, which means that National Fuel can disclose important information to you by referring you to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus. National Fuel is incorporating by reference the documents listed below and any future documents that are filed by National Fuel with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) until National Fuel sells all of these securities. In addition, all documents filed by National Fuel under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of such registration statement are also incorporated by reference in this prospectus. Any of National Fuel’s future filings under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act will update, supersede and replace information contained herein and the information contained in any documents incorporated by reference in this prospectus at the time of the future filings.
      (a) Annual Report on Form 10-K for the year ended September 30, 2004;
      (b) Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and March 31, 2005;
      (c) Current Report on Form 8-K filed November 12, 2004;
      (d) Current Report on Form 8-K filed December 14, 2004;
      (e) Current Report on Form 8-K filed December 22, 2004;
      (f) Current Report on Form 8-K filed March 18, 2005; and
      (g) Current Report on Form 8-K filed April 1, 2005.
      Upon request National Fuel will provide, without charge, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to National Fuel Investor Relations, 6363 Main Street, Williamsville, New York 14221 (Telephone: (716) 857-6987).
      You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. National Fuel has authorized no one to provide you with different information. National Fuel is not making an offer to sell its stock or soliciting offers to buy its stock in any state or country where the offer or solicitation is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.
      Stock Splits, Stock Dividends and Other Distributions: In the event dividends are paid in National Fuel common stock, or if National Fuel common stock is distributed in connection with any stock split or similar transaction, each account will be adjusted to reflect the receipt of the common stock so paid or distributed.
      Voting of Proxies: National Fuel will mail you proxy materials including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. The proxy will be voted as indicated by you. If you do not return your signed proxy card or otherwise cast your vote in accordance with the instructions in the proxy package, none of your shares will be voted.

      Responsibility of National Fuel Gas Company and the Plan Administrator: Neither National Fuel Gas Company nor the Plan Administrator will be liable for any act it does in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability:

•	For failure to terminate your account upon your death prior to receiving written notice of such death; or

•	Relating to purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

•	For any fluctuation in the market value after purchase or sale of shares.
      The payment of dividends is at the discretion of National Fuel’s Board of Directors and will depend upon future earnings, the financial condition of National Fuel Gas Company and other factors. The Board may change the amount and timing of dividends at any time without notice.
      Neither National Fuel Gas Company nor the Plan Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan.
      Legal Matters: Stryker, Tams & Dill LLP has given its opinion regarding the legality of the common stock covered by this prospectus and the valid issuance of the common stock purchase rights appurtenant to the common stock covered by this prospectus.
      Plan Modification or Termination: National Fuel reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. National Fuel and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.
      Change of Eligibility; Termination: National Fuel reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Plan Administrator will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. The Plan Administrator will issue a certificate to you for your shares upon written request.
      Foreign Participation: If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. National Fuel reserves the right to terminate participation of any shareholder and to refuse Plan participation to any person if it deems it advisable under any foreign laws or regulations.
      Experts: The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      National Fuel’s Annual Report on Form 10-K includes information relating to oil and natural gas reserves of Seneca Resources Corporation and Seneca Energy Canada, Inc., wholly-owned subsidiaries of National Fuel. Ralph E. Davis Associates, Inc., as an expert in petroleum engineering, has issued audit reports regarding that information.

National Fuel Gas Company
6363 Main Street
Williamsville, New York 14221

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

SEC Filing Fees	$6,674
New York Stock Exchange Listing Fees	2,500
Printing Expenses	8,000
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	20,000
Mailing Expenses	12,000
Miscellaneous Expenses	5,000

Total Expenses	$59,174

*	Estimated, except for SEC Filing Fees

Item 15.	Indemnification of Directors and Officers.
      Article Ninth of National Fuel’s Restated Certificate of Incorporation, as amended, provides as follows:

“No director or officer of this corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of any duty owed to the corporation or any of its shareholders, except to the extent that such exemption from liability is not permitted under the New Jersey Business Corporation Act, as the same exists or may hereafter be amended, or under any revision thereof or successor statute thereto.”
      Article II, Paragraph 8 of the By-Laws of National Fuel provides as follows:

“A. The Corporation shall indemnify any person who is or was a director or officer of the Corporation, to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey, including, without limitation, the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including, without limitation, attorneys’ fees and disbursements) imposed upon or incurred by such person in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (“Proceeding”) in which such person may be made, or threatened to be made, a party, or in which such person may become involved by reason of such person being or having been a director or officer of the Corporation, or of serving or having served at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with, another foreign or domestic corporation, or any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit.

B. During the pendency of any such Proceeding, the Corporation shall, to the fullest extent permitted by law, promptly advance expenses (including, without limitation, attorneys’ fees and disbursements) that are incurred, from time to time, in connection therewith by any such current or former director or officer of the Corporation, subject to the receipt by the Corporation of an undertaking of such person as required by law.

C. Nothing in this paragraph 8 shall restrict or limit the power of the Corporation to indemnify its employees, agents and other persons, to advance expenses (including attorneys’ fees) on their behalf and to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation in connection with any Proceeding.

D. The indemnification provided by this paragraph 8 shall not exclude any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or otherwise. The indemnification provided by this paragraph 8 shall continue as to a person who has ceased to be a director or officer, and shall extend to the estate or personal representative of any deceased director or officer.”

Section 14A:3-5 of the New Jersey Statutes Annotated provides:
“INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES.

(1) As used in this section,

(a) “Corporate agent” means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

(b) “Other enterprise” means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

(c) “Expenses” means reasonable costs, disbursements and counsel fees;

(d) “Liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

(e) “Proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

(f) References to “other enterprises” include employee benefit plans; references to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the indemnifying corporation” include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

(a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

(b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

(3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

(4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

(5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

(a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

(b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

(c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

(6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

(7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

(i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

(ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

(b) Application for such indemnification may be made

(i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

(ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

(9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

(10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

(11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

(12) This section does not limit a corporation’s power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent’s appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.”

Item 16.	Exhibits.

Exhibit
Number			Description of Exhibits

3	(i)	—	Articles of Incorporation:
	*	—	Restated Certificate of Incorporation dated September 21, 1998 (Exhibit 3.1, Form 10-K for the fiscal year ended September 30, 1998 in File No. 1-3880).
	*	—	Certificate of Amendment of Restated Certificate of Incorporation (Exhibit 3(ii), Form 8-K dated March 14, 2005 in File No. 1-3880).
3	(ii)	—	By-Laws:
	*	—	By-Laws as amended through December 9, 2004 (Exhibit 3(ii), Form 8-K dated December 9, 2004 in File No. 1-3880).
4		—	Instruments Defining the Rights of Security Holders, including Indentures:
	*	—	Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b), File No.2-51796).
	*	—	Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401).
	*	—	Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880).
	*	—	Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).
	*	—	Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401).
	*	—	Fourteenth Supplemental Indenture dated as of July 1, 1993 to Indenture dated as of October 15, 1974 between National Fuel Gas Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880).
	*	—	Fifteenth Supplemental Indenture dated as of September 1, 1996, to Indenture dated as of October 15, 1974 between National Fuel Gas Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880).
	*	—	Indenture dated as of October 1, 1999, between National Fuel Gas Company and The Bank of New York (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880).
	*	—	Officer’s Certificate Establishing Medium-Term Notes, dated October 14, 1999 (Exhibit 4.2, Form 10-K for fiscal year ended September 30, 1999 in File No. 1–3880).
	*	—	Officers Certificate establishing 6.50% Notes due 2022, dated September 18, 2002 (Exhibit 4, Form 8-K dated October 3, 2002 in File No. 1-3880).
	*	—	Officers Certificate establishing 5.25% Notes due 2013, dated February 18, 2003 (Exhibit 4, Form 10-Q for the quarterly period ended March 31, 2003 in File No. 1-3880).
	*	—	Rights Agreement amended and restated as of April 30, 1999 between National Fuel Gas Company and HSBC Bank USA (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880).
	*	—	Certificate of Adjustment, dated September 7, 2001, to the Amended and Restated Rights Agreement dated as of April 30, 1999, between National Fuel Gas Company and HSBC Bank USA (Exhibit 4, Form 8-K dated September 7, 2001 in File No. 1-3880).
5	**	—	Opinion of Stryker, Tams & Dill LLP, Counsel for National Fuel Gas Company.
23	(a)	—	Consent of PricewaterhouseCoopers LLP.
23	(b)**	—	Consent of Stryker, Tams & Dill LLP (contained in Exhibit 5).
23	(c)**	—	Consent of Ralph E. Davis Associates, Inc. regarding Seneca Resources Corporation.

Exhibit
Number			Description of Exhibits

23	(d)**	—	Consent of Ralph E. Davis Associates, Inc. regarding Seneca Energy Canada, Inc.
24	**	—	Power of Attorney.

*	Incorporated herein by reference as indicated.

**	Previously filed with the original registration statement filed with the Securities and Exchange Commission on March 29, 2005.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on the 16th day of May, 2005.

NATIONAL FUEL GAS COMPANY

By:	/s/ P. C. Ackerman

P. C. Ackerman
(Chairman of the Board, President and
Chief Executive Officer)
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ P. C. Ackerman P. C. Ackerman	Chairman of the Board, President, Chief Executive Officer and Director	May 16, 2005

* R. J. Tanski	Treasurer and Principal Financial Officer	May 16, 2005

* K. M. Camiolo	Controller and Principal Accounting Officer	May 16, 2005

* R. T. Brady	Director	May 16, 2005

* R. D. Cash	Director	May 16,2005

* C. G. Matthews	Director	May 16, 2005

* R. E. Kidder	Director	May 16, 2005

* G. L. Mazanec	Director	May 16, 2005

Signature		Title	Date

* R. G. Reiten		Director	May 16, 2005

* J. F. Riordan		Director	May 16, 2005

*By:	/s/ P. C. Ackerman P. C. Ackerman Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

23 (a)	Consent of PricewaterhouseCoopers LLP.